United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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NAUTILUS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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NAUTILUS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Nautilus, Inc.:

The annual meeting of stockholders of Nautilus, Inc. (the “Company”) will be held on Tuesday, June 9, 2009, at the Company’s World Headquarters, 16400 SE Nautilus Drive, Vancouver, Washington 98683, beginning at 11:00 a.m. Pacific Daylight Time, for the following purposes:

1. To elect a Board of Directors, consisting of six (6) members, to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified;

2. To ratify the Audit Committee’s appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2009; and

3. To consider and act upon any other matter which may properly come before the annual meeting or any adjournment thereof.

Only stockholders who held their shares at the close of business on April 27, 2009, the record date, are entitled to notice of and to vote at the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting, please sign and promptly return the enclosed proxy card, which you may revoke at any time prior to its use. A prepaid, self-addressed envelope is enclosed for your convenience. Your shares will be voted at the annual meeting in accordance with your proxy.

By Order of the Board of Directors

WAYNE M. BOLIO Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 29, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to Be Held On June 9, 2009:

Pursuant to new rules promulgated by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a notice of annual meeting, and 2008 Annual Report to Shareholders, and by notifying you of the availability of our proxy materials on the Internet. The notice of annual meeting, proxy statement, and 2008 Annual Report to Shareholders are available at http://www.nautilus.com/proxy. In accordance with the new SEC rules, the materials on the site are searchable, readable and printable, and the site does not have “cookies” or other tracking devices which identify visitors. Directions to the Company’s World Headquarters are available at http://www.nautilus.com.

2009 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NAUTILUS, INC.

16400 SE Nautilus Drive

Vancouver, Washington 98683

PROXY STATEMENT

General Information

Our Board of Directors is furnishing this proxy statement and the accompanying Annual Report to Stockholders, notice of annual meeting and proxy card in connection with its solicitation of proxies for use at our 2009 annual meeting of stockholders or any adjournment thereof. The annual meeting will be held on Tuesday, June 9, 2009, beginning at 11:00 a.m., Pacific Daylight Time at the following location:

Nautilus World Headquarters

16400 SE Nautilus Drive

Vancouver, Washington 98683

Our Board of Directors has designated the two persons named on the enclosed proxy card, Edward J. Bramson and Wayne M. Bolio, to serve as proxies in connection with the annual meeting. These proxy materials and the accompanying Annual Report to Stockholders are being mailed on or about May 6, 2009 to our stockholders of record as of April 27, 2009.

Our principal executive offices are located at 16400 SE Nautilus Drive, Vancouver, Washington 98683. As used in this proxy statement, the terms “we,” “our,” “us,” “Nautilus,” and “Company” refer to Nautilus, Inc. and its subsidiaries.

Revocability of Proxies

You may revoke any proxy you execute at any time prior to its use at the annual meeting by:

•	delivering written notice of revocation to our Secretary;

•	delivering an executed proxy bearing a later date to our Secretary; or

•	attending the annual meeting and voting in person.

Record Date

Our Board of Directors has fixed the close of business on April 27, 2009 as the record date for determining which of our stockholders are entitled to notice of and to vote at the annual meeting. At the close of business on the record date, 30,614,336 shares of our common stock were outstanding.

Voting; Quorum

Each share of common stock outstanding on the record date is entitled to one vote per share at the annual meeting. Stockholders are not entitled to cumulate their votes. The presence, in person or by proxy, of the holders of a majority of our outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Votes Required to Approve each Proposal

If a quorum is present at the annual meeting:

(i) the six nominees who receive the greatest number of votes cast for the election of Directors by the shares present and voting in person or by proxy will be elected as Directors; and

(ii) the ratification of Deloitte & Touche LLP as our independent registered public accounting firm will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

Effect of Abstentions

If you abstain from voting, your shares will be deemed present at the annual meeting for purposes of determining whether a quorum is present. Directors are elected by a plurality of the votes cast, and only votes cast in favor of a nominee will have an effect on the outcome. Therefore, abstention from voting will not affect the outcome of the election of Directors. Abstentions will also not affect the outcome of the proposal to ratify Deloitte & Touche LLP as our independent registered public accounting firm.

Effect of Broker Non-Votes

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to the proposals to be voted upon at the annual meeting of stockholders. Thus, if you do not give your broker or nominee specific voting instructions, your shares may not be voted on these matters. Such “broker non-votes” will be counted for determining whether there is a quorum, but will not be counted as votes “for” or “against.” Thus broker non-votes will not have any effect on the proposal for ratification of Deloitte & Touche LLP as our registered independent public accounting firm.

Proxy Procedure

When a proxy card is properly dated, executed and returned, the shares it represents will be voted at the annual meeting in accordance with the instructions specified in the proxy. If no specific instructions are given, the shares will be voted FOR the election of the Director nominees described below, and FOR the ratification of Deloitte & Touche LLP as our registered independent public accounting firm. If other matters come before the annual meeting, the persons named in the accompanying proxy will vote in accordance with their best judgment with respect to such matters.

Cost of Proxy Solicitation

The Company does not plan to hire a proxy solicitor in connection with the annual meeting, but to the extent the Company chooses to use proxy solicitor services, the Company will pay the related fees and expenses.

Procedures for Stockholder Proposals and Nominations

Under Nautilus’ Bylaws, nominations for Directors at an annual meeting may be made only by (1) the Board of Directors or a committee of the Board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting.

Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the Board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of the date of the mailing of the notice for the preceding year’s annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company’s proxy statement.

A copy of the full text of the Company’s Bylaws may be obtained upon written request to the Corporate Secretary at the address provided on page 1 of this proxy statement.

Where You Can Find More Information

We file our proxy statements and other information with the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (“Exchange Act”). You can inspect and obtain a copy of our proxy statement and other information filed with the SEC at the offices of the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet site at http://www.sec.gov/ where you can obtain most of our SEC filings. We also make available, free of charge, on our website at www.nautilus.com, our proxy statements filed with the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after they are filed electronically with the SEC.

PROPOSAL 1:

ELECTION OF DIRECTORS

In accordance with our amended and restated bylaws, our Board of Directors shall be comprised of seven (7) Directors, provided, however that the number may be decreased by resolution of our Board of Directors. At the time of this proxy statement, the Board has six (6) Directors.

At the annual meeting, our stockholders will elect a Board of six (6) Directors to serve until the 2010 annual meeting or until their respective successors are elected and qualified. Our Board of Directors has nominated the individuals listed below to serve on our Board. All of the nominees currently are members of our Board of Directors. If any nominee is unable or unwilling to serve as a Director at the time of the annual meeting, our Board of Directors may provide for a lesser number of Directors or designate a substitute. If our Board of Directors designates a substitute, the proxy holders will have the discretionary authority to vote for the substitute. Proxies may not be voted for more than six nominees.

The Board unanimously recommends that you vote FOR each of the following nominees for election as Director:

Edward J. Bramson, 58, Chairman, was elected to our Board of Directors, in December 2007, and became our Chief Executive Officer (“CEO”) on March 26, 2008. In addition to his duties as our Chairman and CEO, Mr. Bramson serves as the managing member of Sherborne Investors GP, LLC (“Sherborne Investors GP”) and Sherborne Investors Management GP, LLC (“Sherborne Management GP”) and, as such, manages the investment activities of certain funds controlled by Sherborne Investors GP and Sherborne Management GP. Mr. Bramson has held these positions since May of 2006. From December 2006 to September 2008, Mr. Bramson served as Executive Chairman of Spirent Communications plc (“Spirent”), a global communications technology company listed on the London Stock Exchange (the “LSE”). From September 2008 to the present, he has served as non-executive chairman of Spirent. Investment vehicles managed by affiliates of Mr. Bramson own approximately 20% of the outstanding ordinary shares of Spirent. Previously, Mr. Bramson served as Chairman and a Director of (i) Ampex Corporation, a manufacturer of specialized data recording devices and a licensor of proprietary digital video technologies listed on the NASDAQ Stock Market, from 1992 until February 2007, (ii) Elementis plc, a global specialty chemicals company listed on the LSE, from June 2005 to September 2006 and (iii) 4imprint Group PLC, a U.K. promotional products company listed on the LSE, from October 2003 to July 2004. Investment vehicles managed by affiliates of Mr. Bramson effected operational turnarounds with respect to, and invested in, Elementis and 4imprint.

Ronald P. Badie, 66, joined our Board of Directors in August 2005. Mr. Badie spent over 35 years with Deutsche Bank and its predecessor, Bankers Trust Company, retiring in 2002 as Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), the firm’s investment banking subsidiary. Mr. Badie currently serves as a Director and audit committee member of Obagi Medical Products, Inc., Amphenol Corporation, and Merisel Inc. In addition, Mr. Badie is the chairman of the compensation committee for Obagi Medical Products. Mr. Badie is a graduate of Bucknell University and received an MBA from New York University’s Stern School of Business.

Gerard L. Eastman, 51, was elected to the Board of Directors in December 2007. Mr. Eastman is a Managing Director of Sherborne Investors GP and Sherborne Management GP, positions he has held with Sherborne or its affiliates since March 2006. Since December 2006, Mr. Eastman has also served as a non-executive Director of Spirent. From 1997 to February 2006, Mr. Eastman served as a Managing Director and in other senior executive positions at Citigroup Global Markets Inc., focusing on corporate finance and mergers and acquisitions. Previously, Mr. Eastman held senior positions in investment banking at S.G. Warburg & Co. Inc. and its successor firm from 1993 to 1997. Mr. Eastman received a B.S. in electrical engineering from the Massachusetts Institute of Technology and a M.B.A. from Harvard University.

Richard A. Horn, 61, was elected to our Board of Directors in December 2007. Mr. Horn has been a private investor since February 2002. Mr. Horn was General Manager of the PetsHotel Division of PETsMART, Inc. from April 2001 through February 2002. From January 1999 through March 2001, he was Senior Vice President and General Merchandise Manager of PETsMART.com, Inc. and from July 1994 through December 1998, he was Vice President and General Merchandise Manager of PETsMART, Inc. From 1992 to 1994, Mr. Horn was the Chief Financial Officer of Weisheimer Companies, Inc., and, from 1980 to 1992, Mr. Horn was a partner at Coopers & Lybrand. Mr. Horn currently serves on the Board of Directors of Lucky Litter L.L.C., a privately financed manufacturer and marketer of pet products, and as the Treasurer of the Board of Trustees of The Saint Joseph’s Hospital Foundation.

Marvin G. Siegert, 60, joined our Board of Directors in August 2005. Mr. Siegert is currently a private investor. Mr. Siegert was President and Chief Operating Officer of The Pyle Group LLC, a private equity investment group, from 1996 through July 2007. Prior to The Pyle Group, Mr. Siegert spent 26 years with Rayovac Corporation, a manufacturer of batteries and lighting products, where he held various positions, with his most recent position as Senior Vice President and Chief Financial Officer. Mr. Siegert graduated from the University of Wisconsin, Whitewater and has a master’s degree in management from the University of Wisconsin, Madison.

Michael A. Stein, 59, was elected to our Board in December 2007. From 2001 until its acquisition by Eli Lilly in 2007, Mr. Stein served as Chief Financial Officer of ICOS Corporation, a biotechnology company based in Bothell, Washington. From 1998 to 2000, Mr. Stein was Chief Financial Officer of Nordstrom, Inc. From 1989 to 1998, Mr. Stein served in various capacities with Marriott International, Inc., including Chief Financial Officer from 1993 to 1998. Prior to 1989, Mr. Stein was a partner with Arthur Andersen & Co. Mr. Stein serves on the Board of Directors of Apartment Investment and Management Company, a publicly held company, and the Board of Directors of Providence Health & Services, a not-for-profit health system operating 27 hospitals and more than 35 other health care facilities across Alaska, Washington, Montana, Oregon and California. He is a Certified Public Accountant and received his B.S. in business administration from the University of Maryland at College Park, MD.

No family relationship exists among any of the Directors or executive officers. No arrangement or understanding exists between any Director or executive officer and any other person pursuant to which any Director was selected as a Director or executive officer of the Company.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

The Board of Directors oversees the overall performance of the Company on your behalf. Members of the Board stay informed of the Company’s business through discussions with the Chief Executive Officer and other members of the executive team of the Company, by reviewing materials provided them, and by participating in regularly scheduled Board and committee meetings.

Corporate Governance

The Nautilus Board of Directors is elected by the stockholders to govern the business and affairs of the Company. The Board selects the senior management team, which is charged with conducting the Company’s business. Having selected the senior management team, the Board acts as an advisor to senior management and monitors their performance. The Board reviews the Company’s strategies, financial objectives and operating plans. It also plans for management succession of the Chief Executive Officer, as well as other senior management positions, and oversees the Company’s compliance efforts.

The Board of Directors has determined that each of Ronald P. Badie, Richard A. Horn, Marvin G. Siegert, and Michael A. Stein qualify as an “independent director” for purposes of the Company’s Corporate Governance Guidelines (available on the Company’s website at www.nautilusinc.com), Section 303A.02 of the Listed Company Manual of the New York Stock Exchange, and applicable rules of the SEC, and that each such person is free of any relationship that would interfere with the individual exercise of independent judgment. The Board of Directors has further determined that each member of the three committees of the Board of Directors meets the independence requirements applicable to those committees prescribed by the Listed Company Manual and the SEC, including Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”) related to audit committee member independence.

Ronald P. Badie has served as the Lead Independent Director since August, 2007. The Lead Independent Director presides at the executive sessions of the Board of Directors and reviews and consults with the Chairman and Chief Executive Officer concerning the agenda for each regular meeting of the Board. The Lead Independent Director may also periodically help schedule or conduct separate meetings of the independent directors and perform such other duties as may be determined by the Board of Directors.

The Board met twelve times in 2008, and all of the directors attended at least 75% of the meetings of the Board and of the meetings held by the committee(s) on which they served. All of our directors attended the Company’s 2008 annual meeting of stockholders, although there is no formal policy regarding director attendance at such meetings.

Transactions with Related Persons

The Company’s Board of Directors recognizes that related person transactions present a heightened risk of conflict of interest and/or improper valuation (or the perception thereof) and, therefore, has adopted a policy which shall be followed in connection with all related person transactions. Specifically, this policy addresses our procedures for the review, approval and ratification of all related person transactions.

The Board of Directors has determined that the Audit Committee of the Board is best suited to review and approve related person transactions. Accordingly, any related person transactions recommended by management shall be presented to the Audit Committee for approval at a regularly scheduled meeting of the Audit Committee. Any “transaction” with a “related person” (as such terms are defined in Item 404 of Regulation S-K) shall be consummated or shall continue only if the Audit Committee approves the transaction, the disinterested members of the Board of Directors approve the transaction, or the transaction involves compensation approved by the Company’s Compensation Committee.

The Company’s largest shareholder, Sherborne Investors LP (“Sherborne”) undertook a successful action to replace four of the Company’s Directors with Sherborne nominees in a December 2007 special meeting of shareholders. In May 2008, shareholders approved the reimbursement of up to $0.6 million of expenses incurred by Sherborne in connection with the shareholder action. Payment requires the approval of the disinterested members of the Company’s Board and is not anticipated until some time after the Company returns to profitability.

In February 2009, the disinterested members of the Company’s Board of Directors approved a separate agreement with Sherborne Investors Management (“Sherborne Investors”) under which the Company is obligated to reimburse Sherborne Investors, $20,000 per month, for the use of Sherborne’s New York office space and administrative, information technology and communications services to support the Company’s Chief Executive Officer.

Committees of the Board

The Nautilus Board of Directors currently has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each committee is governed by a written charter that may be amended by the Board at any time. The full text of each committee charter and our Corporate Governance Guidelines are available on the Company’s website located at www.nautilus.com or in print to all interested parties who request it. Requests should be sent to the Corporate Secretary at the address provided on page 1 of this Proxy Statement.

The Audit Committee

The Audit Committee represents and assists the Board in fulfilling its oversight responsibility relating to (i) the integrity of the Company’s financial statements and other financial information furnished by the Company, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the Company’s systems of internal accounting and financial controls, (iv) the registered independent public accounting firm’s qualifications, performance, compensation and independence, (v) the performance of the Company’s internal audit function, and (vi) compliance with the Company’s code of business conduct and ethics.

In fulfilling the duties outlined in its charter, the Audit Committee, among other things, shall:

•	have the sole authority and responsibility to select, evaluate and, where appropriate, replace the registered independent public accounting firm;

•

review and discuss with management and the registered independent public accounting firm, prior to release to the general public and legal and regulatory agencies, the annual audited financial statements and quarterly financial statements, including disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and matters required to be reviewed under applicable legal, regulatory or New York Stock Exchange requirements;

•

discuss polices developed by Company management and the Board with respect to risk assessment and risk management and steps Company management has taken to monitor and control financial risk exposure, including anti-fraud programs and controls;

•	review the responsibilities, functions and performance of the Company’s internal audit function, including internal audit’s charters, plans, budget, and the scope and results of internal audits;

•

review management’s report on internal control over financial reporting and discuss with management and the registered independent public accounting firm any significant deficiencies or material weaknesses in the design or operation of internal controls; and

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting, auditing matters or violations of the Company’s code of conduct.

The Audit Committee consists of three independent Directors, Marvin G. Siegert (Chairman), Richard A. Horn and Michael A. Stein. Mr. Siegert has served as Chairman of the committee since May 2007. Mr. Horn and Mr. Stein were appointed to the Committee on December 31, 2007. Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. The Board of Directors has determined that all Audit Committee members qualify as “audit committee financial experts”

under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting. The Audit Committee met eight times during 2008.

A copy of the full text of the Company’s Audit Committee Charter can be found on our website at www.nautilusinc.com.

The Compensation Committee

The Compensation Committee is responsible for overseeing the Company’s compensation, including equity-based plans, and employee benefit plans and practices, including the compensation and benefits of the Company’s executive officers. The Compensation Committee also acts as the administrator of the Company’s 2005 Long Term Incentive Plan.

In fulfilling the duties outlined in its charter, the Compensation Committee, among other things, shall:

•

review periodically the Company’s executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and, if the Committee deems appropriate, adopt, or recommend to the Board the adoption of, new, or the amendment of existing, executive compensation plans;

•

evaluate annually the performance of the CEO and, with the CEO’s participation and input, the executive officers in light of the goals and objectives of the Company’s executive compensation plans. Determine and approve the CEO’s and, with the CEO’s participation and input, other executive officer’s compensation levels based on this evaluation;

•	approve any equity compensation awarded to any officer of the Company, subject to the requirements of the applicable compensation plans;

•

with respect to SEC reporting requirements, review and discuss with management the Company’s compensation discussion and analysis, and oversee the preparation of, and approve, the Committee report on executive compensation to be included in the Company’s Proxy Statement.

A copy of the full text of the Company’s Compensation Committee Charter can be found on our website at www.nautilusinc.com.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of three independent Directors, Michael A. Stein (Chairman), Ronald P. Badie and Richard A. Horn, each of whom served on the committee during 2008. Messrs. Stein and Horn were appointed to the committee on December 31, 2007 and Mr. Stein was named the committee’s Chairman. None of the members of the committee have a relationship with Nautilus, Inc. other than as Directors and security holders. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. None of Nautilus’ executive officers served, during the year ended December 31, 2008, as a member of the compensation committee or board of directors of any entity that has an executive officer serving as a member of the Compensation Committee or Board of Directors of Nautilus, Inc. Although Mr. Falcone, our former Chief Executive Officer and member of the Board of Directors, participated in compensation discussions during 2008, he did not participate in any deliberations or decisions regarding his own compensation. Mr. Bramson does not receive compensation from the Company. The Compensation Committee met ten times during 2008.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for considering and making recommendations concerning the membership and function of the Board, and the development and review of corporate governance guidelines.

In fulfilling the duties outlined in its charter, the Nominating and Corporate Governance Committee, among other things, shall:

•	identify individuals qualified to become members of the Board and to select Director nominees to be presented for stockholder approval at the annual meeting;

•	review the Board’s committee structure and recommend to the Board for its approval Directors to serve as members of each committee;

•	develop and recommend to the Board for its approval a set of corporate governance guidelines;

•	develop and recommend to the Board for its approval an annual self-evaluation process of the Board and its committees; and

•	review on an annual basis Director compensation and benefits.

The Nominating and Corporate Governance Committee will consider recommendations for directorships submitted by stockholders. Stockholders who wish the Nominating and Corporate Governance Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Nominating and Corporate Governance Committee, Attention: Chairman, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, WA 98683. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration given to nominations made by the Nominating and Corporate Governance Committee.

Nominees may be suggested by Directors, members of management, stockholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board of Directors, the Nominating and Corporate Governance Committee considers a candidate’s quality of experience, the needs of the Company and the range of talent and experience represented on the Board. In evaluating particular candidates, the Committee will review the nominee’s personal and professional integrity, judgment, experience, and ability to serve the long-term interest of the stockholders. The Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities.

The Nominating and Corporate Governance Committee is comprised of three independent Directors, Richard A. Horn (Chairman), Ronald P. Badie and Michael A. Stein, each of whom served on the committee during 2008. Messrs. Horn and Stein were appointed to the committee on December 31, 2007, and Mr. Horn was named the committee’s Chairman. In 2008, the Nominating and Corporate Governance Committee met two times.

Communications with Directors

All interested parties may send correspondence to our Board of Directors or to any individual Director at the following address: Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Your communications should indicate that you are a stockholder of Nautilus. Depending on the subject matter, we will either forward the communication to the Director or Directors to whom it is addressed, attempt to handle the inquiry directly, or not forward the communication if it is primarily commercial in nature or if it relates to an improper or irrelevant topic. Correspondence marked confidential will not be opened prior to forwarding to the Board or any individual Director.

Code of Business Conduct and Ethics

We have adopted the Nautilus, Inc. Code of Business Conduct and Ethics (the “Code of Ethics”), which applies to all of our Directors, officers and employees. You can view the Code of Ethics on our website at www.nautilus.com. A copy of the Code of Ethics will be provided in print without charge to all interested parties who submit a request in writing to Corporate Communications, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our Directors and executive officers, as well as persons who own more than 10% of our outstanding common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of shares of our common stock. Based solely on a review of copies of such forms furnished to us and written representations from executive officers, Directors and 10% stockholders, we believe that all Section 16(a) filing requirements applicable to Nautilus, Inc. were timely made with respect to the year ended December 31, 2008.

STOCK OWNERSHIP

BENEFICIAL OWNERS OF NAUTILUS STOCK

The following table summarizes certain information regarding the beneficial ownership of our outstanding common stock, as of March 31, 2009, by: (1) each director and director nominee; (2) each of the named executive officers included in the Summary Compensation Table; (3) all persons that we know are beneficial owners of more than 5% of our common stock; and (4) all Directors and executive officers as a group. Except as otherwise indicated, and subject to applicable community property laws, each owner has sole voting and sole investment powers with respect to all shares beneficially owned.

	Total Shares Beneficially Owned		Shares Covered by Options(2)	Percentage Beneficially Owned(1)
Name and Address of Beneficial Owners
Sherborne Investors GP, LLC 135 East 57th Street New York, NY 10022	9,887,764	(3)		32.30%

Putnam LLC d/b/a Putnam Investments One Post Office Square Boston, MA 02109	2,331,728	(4)		7.62%

Dimensional Fund Advisors, LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	1,930,401	(5)		6.31%

Barclays Global Investors, NA 400 Howard Street San Francisco, California 94105	1,901,734	(6)		6.21%

Current Non-Employee Directors
Gerard L. Eastman, Director	—		—	*
Ronald P. Badie, Director	25,000		17,500	*
Richard A. Horn, Director	2,500		2,500	*
Marvin G. Siegert, Director	20,500	(7)	17,500	*
Michael A. Stein, Director	2,500		2,500	*

Current Employee Director
Edward J. Bramson, Chairman of the Board of Directors and Chief Executive Officer	9,887,764	(8)	—	32.30%

Current Named Executive Officer
Kenneth L. Fish, Chief Financial Officer	159,440		27,125	*
Wayne M. Bolio, Senior Vice President, Law and General Counsel	83,375		76,875	*
Sebastien Goulet, Senior Vice President, Operations	50,000		50,000	*
Timothy J. Joyce, Senior Vice President, General Manager Nautilus	26,500		21,500	*

Former Named Executive Officers
Robert S. Falcone, Former Director, CEO and President	40,000	(9)	15,000	*
William D. Meadowcroft, Former CFO, Secretary and Treasurer	101,800	(9)	89,750	*
Stephen Eichen, Former Chief Information Officer	314	(9)	—	*
Darryl K. Thomas, Former President, International Equipment Business	—	(9)	—	*

Current Directors and Executive Officers as a Group (11 persons)	10,277,079		235,000	33.57%

*	Less than 1%.
(1)	Percentages have been calculated based on 30,614,336 shares of our common stock issued and outstanding at March 31, 2009. Shares which the person or group has the right to acquire within 60 days after March 31, 2009, are deemed to be outstanding in calculating the percentage ownership of the person or group, but are not deemed to be outstanding as to any other person or group.
(2)	Includes currently exercisable options and options exercisable within 60 days after March 31, 2009.
(3)	Information based on Form 4 jointly, filed on December 1, 2008, by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP; Sherborne Investors Management GP, LLC; Sherborne Strategic Fund A, LLC; Sherborne Strategic Fund B, LLC; Nottingham Investors LLC and Edward J. Bramson. All such entities disclosed shared voting power as to 9,887,764 shares and shared dispositive power as to 9,887,764 shares, other than Sherborne Strategic Fund A, LLC, which disclosed sole voting and dispositive power with respect to 845,107 and no shared voting or dispositive power over any shares, Sherborne Strategic Fund B, LLC, which disclosed sole voting and dispositive power with respect to 1,267,661 and no shared voting or dispositive power over any shares, and Nottingham Investors LLC, which disclosed sole voting and dispositive power with respect to 7,774,996 shares and no shared voting or dispositive power over any shares.
(4)	Information based on a Schedule 13G jointly filed, on February 13, 2009, by Putnam, LLC d/b/a/ Putnam Investments, Putnam Investment Management, LLC and The Putnam Advisory Company, LLC. Putnam, LLC d/b/a/ Putnam Investments disclosed shared power to vote or to direct vote as to 613,023 shares and shared power to dispose or to direct the disposition as to 2,331,728 shares. Putnam Investment Management, LLC disclosed shared power to vote or to direct vote as to 145,300 shares and shared power to dispose or to direct the disposition as to 1,204,717 shares. The Putnam Advisory Company, LLC disclosed shared power to vote or to direct vote as to 467,723 shares and shared power to dispose or to direct the disposition as to 1,127,011 shares.
(5)	Information based on a Schedule 13G filed by Dimensional Fund Advisors, LP, on February 9, 2009, disclosing sole power to vote or to direct vote as to 1,873,677 shares and sole power to dispose or to direct the disposition as to 1,930,401 shares.
(6)	Information based on a Schedule 13G filed jointly, on February 5, 2009, by Barclays Global Investors, NA; Barclays Global Fund Advisors; and Barclays Global Investors, Ltd. Barclays Global Investors, NA disclosed sole power to vote or to direct vote as to 768,601 shares and sole power to dispose or to direct the disposition as to 873,407 shares. Barclays Global Fund Advisors disclosed sole power to vote or to direct vote as to 763,084 shares and sole power to dispose or to direct the disposition as to 1,014,132 shares. Barclays Global Investors, Ltd disclosed sole power to dispose or to direct the disposition of 14,195 shares.
(7)	Includes 3,000 shares held by the Siegert Trust, of which Marvin G. Siegert is a trustee.
(8)	Mr. Bramson, as the managing member of each of Sherborne Investors GP and Sherborne Management GP, is the indirect beneficial owner of and has the sole indirect power to vote or dispose of 9,887,764 shares owned by Sherborne Investors LP; Sherborne Investors GP, LLC; Sherborne Investors Management LP; Sherborne Investors Management GP, LLC; Sherborne Strategic Fund A, LLC; Sherborne Strategic Fund B, LLC; and Nottingham Investors LLC. Mr. Bramson disclaims beneficial ownership of such shares.
(9)	Information based on a Definitive Proxy Statement filed on April 30, 2008. No additional Form 4’s have been filed since that date for this individual.

EXECUTIVE OFFICERS

The following table identifies our current executive officers, the positions they hold and the year in which they began serving as officers of the Company. The Board of Directors elects all officers, who hold office until their respective successors are elected and qualified.

Name	Age	Current Position(s) with Nautilus	Officer Since
Edward J. Bramson	58	Chairman and Chief Executive Officer	2007
Kenneth L. Fish	54	Chief Financial Officer	2007
Wayne M. Bolio	52	Senior Vice President, Law and General Counsel	2003
Sebastien Goulet	39	Senior Vice President, Operations	2008
Timothy J. Joyce	53	Senior Vice President, General Manager Nautilus	2007
Deborah H. Marsh	50	Senior Vice President, Human Resources	2007

For information on Edward J. Bramson’s business background, see “Nominees” under “Election of Directors” above.

Kenneth L. Fish was appointed Chief Financial Officer in November 2008, having previously served as Chief Administrative Officer and Vice President/General Manager Commercial Business since April 2008. Mr. Fish joined Nautilus in 2005, initially serving as Vice President, Financial Analysis; then Vice President and Corporate Controller; Vice President, Global Finance; and, in December 2007, was promoted to the position of Senior Vice President/General Manager Strength Business. He brings more than 25 years of senior level finance and operations experience, including Vice President, Finance for Vestas Wind Systems from 2003 to 2005, a manufacturer of equipment for the production of wind generated electricity, and various financial positions including Asia-Pacific Finance Director for NACCO Materials Handling Group from 1977 to 2002. Mr. Fish has a business administration degree from Oregon State University, and was certified as a management accountant.

Wayne M. Bolio was promoted to Senior Vice President, Law in January of 2006 and was named General Counsel in April 2008. Mr. Bolio joined Nautilus in June 2003 as Vice President, Human Resources. He was appointed Senior Vice President, Human Resources in March 2004 and Senior Vice President, Law and General Counsel in May 2004. From 1997 to 2002 he served as the chief human resources officer for Consolidated Freightways, a major transportation company, and most recently held the position of Vice President of Human Resources and Assistant General Counsel. Prior to that, he was employed by Southern Pacific Transportation Company as Assistant General Counsel with responsibility for labor relations, human resources, and employment law matters. Mr. Bolio received a B.A. from the University of California at Berkeley and a J.D. from UCLA.

Sebastien Goulet joined the Company as Senior Vice President, Operations in May 2008. Mr. Goulet was, since 2006, Vice President of Global Operations and General Manager, Specialty Lighting at PerkinElmer OptoElectronics, a provider of digital imaging, specialty lighting, and sensors technologies. Previous to these positions, Mr. Goulet was, from 2002 to 2006, in operational roles with Flakt Woods Group, a manufacturer of industrial air handling and distribution systems, first as Vice President, European and US Operations, and then as Vice President, Global Operations UK. Mr. Goulet earned M.S. degrees in Engineering Management and Manufacturing Engineering, and B.S. degrees in Mechanical Engineering and Aerospace Engineering from the L.C. Smith College of Engineering and Computer Science at Syracuse University.

Timothy J. Joyce was appointed to the newly created position of Senior Vice President of Global Sales in September 2007. In April 2008 he was named Senior Vice President/General Manager Nautilus. Mr. Joyce most recently was President and Chief Operating Officer of HO Sports, a water sports company based in Redmond, Washington. Mr. Joyce was with Nike, Inc. for 19 years from 1980 to 1999, where he ultimately served as Director of European Sales and then as Vice President of Global Sales. He was President of Internet sporting goods retailer fogdog.com from 1999 to 2000, and served as Executive Vice President of Retail and Wholesale Sales for Adidas America from 2001 to 2004. Mr. Joyce has a B.A. in Business Administration from Ohio University.

Deborah H. Marsh joined Nautilus in March 2007 as Senior Vice President, Human Resources, where she is responsible for personnel management, human resources systems, compensation and benefits. Ms. Marsh has 20 years of human resources experience from high tech, forest products, manufacturing and the public sector. Previously, she was the senior Human Resources Executive for TriQuint Semiconductor, from 2002 to 2007, and senior consultant for Arthur Andersen Human Capital Services and KPMG Compensation and Benefits practice from 1998 to 2002. She serves as faculty for WorldatWork. Ms. Marsh is a Certified Employee Benefits Specialist, Certified Compensation Professional and Certified Benefits Professional. She has a masters degree in Community/Clinical Psychology, from Pepperdine University, and a bachelor of arts from California State University Los Angeles.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

April 14, 2009

The Compensation Committee of the Board of Directors (the Committee) oversees the Company’s compensation programs on behalf of the Board of Directors.

The Committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement, in connection with the Company’s 2009 Annual Meeting of Shareholders, which will be filed with the Securities and Exchange Commission.

Respectfully submitted,

Michael A. Stein, Chairman

Ronald P. Badie

Richard A. Horn

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION and ANALYSIS

In this section of the proxy statement we identify the material elements of our compensation programs for executive officers, including an overview of our executive compensation philosophy and the processes and methodology we use in making executive pay decisions. We also provide the material elements of the compensation of each of the executive officers whom we refer to as our named executive officers:

Name	Position
Edward J. Bramson(1)	Chief Executive Officer (effective 3/26/2008) and Chairman of the Board
Robert S. Falcone	Former President and Chief Executive Officer (employment ceased on 3/26/2008)
William D. Meadowcroft	Former Chief Financial Officer (employment ceased on 12/31/2008)
Kenneth L. Fish	Chief Financial Officer (effective 11/11/2008)
Timothy J. Joyce	Senior Vice President, General Manager Nautilus
Sebastien R. Goulet	Senior Vice President, Operations (hired 5/06/2008)
Wayne M. Bolio	Senior Vice President, Law & General Counsel
Darryl K. Thomas	Former President, International Equipment Business (employment ceased on 4/18/2008)
Stephen L. Eichen	Former Chief Information Officer (employment ceased on 5/02/2008)

(1)	Mr. Bramson has declined to receive compensation from the Company.

Executive Summary

In late 2007 and early 2008, considerable changes occurred in the membership of the Board of Directors, the Compensation Committee of the Board of Directors (“Committee”) and the Company’s named executive officers. These changes and the current economic downturn have had a profound impact on the Company and how it approaches executive compensation, resulting in the following:

•	Changed compensation philosophy to increase targeted ratio of variable compensation to total compensation;

•	Modified incentive program to include more explicit, measurable short-term restructuring and turnaround objectives;

•	Suspension of annual equity awards; and,

•	Implementation of a new process for reviewing executive compensation.

Governance of the Company’s Executive Compensation Program

The Committee has overall responsibility for the evaluation, approval and oversight of the Company’s compensation plans, policies and programs and the total direct compensation of the Company’s executive officers.

The Committee has sole responsibility for determining the Chief Executive Officer’s compensation and reviewing it with the Board of Directors. The Chief Executive Officer provides recommendations to the Committee on compensation matters for the other executive officers. The Committee seeks input from an independent consultant who advises the Committee regarding executive compensation matters.

Compensation Philosophy

The Company’s executive compensation program is designed with two primary objectives in mind:

•	Attracting, retaining and motivating key executives critical to the Company’s turnaround and future success; and,

•	Rewarding executives for meeting ambitious financial and performance goals and taking effective actions which are expected to increase shareholder value over time.

Consistent with these objectives, the Company offers a mix of base salary, short-term incentive compensation, long-term equity based incentives, health and welfare benefits and employment contracts. While we do not target a specific percentage allocation for base salary, short-term incentive compensation or long-term incentives (as a percent of total direct compensation), we operate under the general philosophy of targeting a total direct compensation opportunity that is competitive within our market for executive talent. Relative to our peer group, we believe that we generally target a greater percentage of the executives’ total direct compensation opportunity as variable compensation.

At least annually, the Committee reviews the compensation of our executive officers. Because of significant changes in the Board of Directors and the Committee, which occurred in late 2007 and early 2008, the Committee did not conduct an executive compensation analysis in 2008. Late in 2008 and early 2009, the Committee implemented a new process for executive compensation review, analysis and approval which is described herein at the section entitled New Process for Executive Compensation Review, Analysis and Approval.

Chief Executive Officer Compensation

Mr. Bramson, Chief Executive Officer and Chairman of the Board, has elected not to take any salary, benefits or incentives from the Company. As a partner of Sherborne Investors Management LP, a significant shareholder of Nautilus, Inc., Mr. Bramson hopes to realize substantial economic benefit in the form of appreciation in the value of Nautilus, Inc. stock which is beneficially owned by him.

The Company reimburses Sherborne Investors Management LP, $20,000 per month, for the use of New York office space and administrative, information technology and communications services to support Mr. Bramson in his role as the Company’s Chief Executive Officer. The Company also reimburses Mr. Bramson for customary travel and other business expenses incurred while conducting Company business.

Base Salaries of Executives Other Than the Chief Executive Officer

Base salaries for the executive officers other than Mr. Bramson are typically considered by the Committee on an annual basis in conjunction with the Company’s annual performance review process. Base salaries are also considered in connection with the hiring of a new executive from outside the company, a promotion or other changes in an incumbent executive’s job responsibilities. Base salaries for executives are determined by evaluating the responsibilities of the position and experience of the individual, and by referencing the competitive marketplace median for corporate executives in comparable positions (similarity in scope, duties and responsibilities). We obtain competitive marketplace salary information from a pre-defined peer group (discussed later herein) and also reference published compensation surveys which provide additional market-based analytical data for executive pay at companies similar in industry and annual revenues.

Compensation studies were conducted in connection with the hiring of Mr. Goulet on May 6, 2008 as Senior Vice President, Operations, and the promotion of Mr. Fish, on November 11, 2008, to the position of Chief Financial Officer. In each case, competitive survey information was obtained from an independent consultant used by the Company. A recommendation from the Chief Executive Officer was provided to the Committee, taking into consideration the market data, as well as the individuals’ experience, level of responsibility and, in the case of Mr. Fish, his prior performance at the Company. The Committee approved the compensation arrangements in each instance. Mr. Goulet’s base salary was positioned to approximate the market 50th percentile, with total cash compensation (i.e., base pay plus short-term incentive) targeted at the 75th percentile. Mr. Fish’s base salary, as a newly appointed Chief Financial Officer, was positioned to approximate the market 25th percentile, with total cash compensation targeted at the 50th percentile.

Short-Term Incentive Program for Executives Other Than the Chief Executive Officer

The Company’s short-term incentive program for executives other than the Chief Executive Officer is designed to reward accomplishment of strategic financial and individual goals. Achievement relative to measurable, pre-determined Company goals provides the basis of the program. Individual goals are also established which further impact the potential to earn a short-term incentive. The Company’s short-term incentive program evolved in 2008 as described herein.

In February 2008, the Committee approved the original 2008 annual incentive program. The performance objectives were a combination of operating income achievement, based on the operating plan presented to the Board of Directors by the then Chief Executive Officer, and individual management objectives established for each executive.

Company Performance Criteria	Operating Income (as defined) Payout Multiplier
Threshold	50%
Target	100%
Maximum	150%

Individual bonus targets for executive officers ranged from 40% to 100% of annual eligible wages. The payout under the plan could range from 0 to 150% of the bonus target, based on operating income achievement. However, minimum achievement of 80% of plan operating income was required in order to earn any short-term incentive. Thereafter, an additional individual performance multiplier would be applied to the result based on Company performance, as follows:

Eligible Named Executive Officer	Individual Bonus Target (as a % of eligible wages)	Individual Performance Multiplier
Robert S. Falcone(1)	100%	N/A
William D. Meadowcroft	50%	80%-120%
Timothy J. Joyce	50%	80%-120%
Kenneth L. Fish	40%	80%-120%
Wayne M. Bolio	40%	80%-120%
Darryl K. Thomas(1)	50%	80%-120%
Stephen L. Eichen(1)	40%	80%-120%

(1)	Employment ended during the first half of 2008. These employees are not subsequently reflected as participants in the program for the remaining portion of the year.

No payouts were earned under this program for the period January through June 2008.

Following Mr. Bramson’s appointment as Chief Executive Officer of the Company, on March 26, 2008, this program was modified, effective July 1, 2008, to intensify focus on specific short-term objectives to improve the Company’s financial performance and accelerate needed turnaround efforts. The modified program was intended to reward achievement relative to specific Company and individual performance criteria, with quarterly measurements and payments. Bonus targets were increased, reflecting the Company’s emphasis on leveraging variable pay upon achievement of ambitious performance objectives. The modified incentive program continues in effect in 2009.

Earnings per share (EPS) was the sole Company performance metric for the 2008 third quarter. For the 2008 fourth quarter, the Company performance metrics included both an EPS target (50% weighting) and a Consolidated Net Debt target (50% weighting). For the 2009 first quarter, the Company performance metrics included both a Consolidated Operating Income/Loss target (50% weighting) and a Consolidated Net Debt target (50% weighting).

Company Performance Criteria	Third Quarter 2008(1)
EPS(2,3) Payout Multiplier
Threshold	25%
Target	100%
Maximum	150%

Company Performance Criteria	Fourth Quarter 2008(1)
	EPS(2,3) Payout Multiplier (50% weighting)	Consolidated Net Debt Payout Multiplier(3) (50% weighting)
Threshold	20%	40%
Target	100%	100%
Maximum	150%	150%

Company Performance Criteria	First Quarter 2009(1)
	Consolidated Operating Income/(Loss)(2,3) Payout Multiplier (50% weighting)	Consolidated Net Debt Payout Multiplier(3) (50% weighting)
Threshold	20%	25%
Target	100%	100%
Maximum	100%	150%

(1)	Levels of financial performance between the percentages shown will result in a multiplier that is determined on a linear basis.
(2)	Financial results calculated after giving effect to earned incentives.
(3)	Measures of achievement may be adjusted to exclude non-recurring, one-time and/or other unusual items, subject to review with the Committee.

In addition to Company performance criteria, individual performance objectives are established for each executive in the form of formal written goals. The specific, measurable actions, for example, included but were not limited to expense reduction targets, accounts receivable and inventory reductions, on-time product delivery, closure of the Company’s Tulsa, Oklahoma facilities and transition of production to other locations, and specific product milestones.

Individual bonus targets for executive officers ranged from 50% to 100% of quarterly eligible wages. The payout under the plan could range from 0% to 150% of target based on achievement of the Company performance criteria, subject to a specified minimum performance threshold required to earn any incentive under the plan. Thereafter, an additional individual performance multiplier would be applied to the result based on Company performance, as follows:

Eligible Named Executive Officer	Individual Bonus Target (as a % of eligible wages)	Individual Performance Multiplier
Timothy J. Joyce	100%	0% - 100%
Sebastien R. Goulet	100%	0% - 100%
Kenneth L. Fish(1)	75% / 100%	0% - 100%
William D. Meadowcroft(2)	50% / n/a	0% - 100%
Wayne M. Bolio	50%	0% - 100%

(1)	Mr. Fish’s bonus target changed to 100% after the 2008 third quarter, as a result of his promotion to Chief Financial Officer in November 2008.
(2)	Mr. Meadowcroft was not eligible in the 2008 fourth quarter due to his pending separation of employment.

Since certain Company and individual performance targets were achieved in the fourth quarter of 2008, the named executive officers earned the following short-term incentive amounts:

Name	Fourth Quarter 2008
Timothy J. Joyce	$12,858
Sebastien R. Goulet	$24,682
Kenneth L. Fish	$8,966
Wayne M. Bolio	$4,651

A “holdback” provision requires 20% of each quarterly incentive earned be withheld, with payment to be made after year-end audited annual financial results are available.

Other Cash Incentives

Mr. Bolio received a discretionary bonus, in the amount of $25,000, in May 2008, in connection with his work on the sale of the Company’s apparel business. The bonus was recommended by Mr. Bramson and reviewed and approved by the Committee.

Equity Compensation

Long-term incentives are intended to focus executive behavior on making decisions that meaningfully contribute to the long-term success of the Company, as reflected in the Company’s stock price. Under the 2005

Long-Term Incentive Plan (the Plan), the Committee may grant equity awards (stock options, stock appreciation rights, restricted stock, performance units or stock units) to executive officers and other employees. Stock options are priced at fair market value as defined by the Plan. In granting these awards, the Committee may establish conditions or restrictions it deems appropriate.

Executive officers are generally provided an equity grant upon commencement of employment with the Company. Additionally, an executive’s overall equity position is reviewed at the time of promotion and an additional grant may be considered.

Prior to 2009, the Company had a practice of granting annual equity awards to executive officers. In February 2008, the Company granted options to eligible executive officers and other employees, as part of the annual grant process. The size of the overall grant pool was recommended by the then Chief Executive Officer and was consistent with prior year grant pools.

The executive grants (excluding the Chief Executive Officer) were recommended by the Chief Executive Officer and approved by the Committee. Executive officers, who had not received a new hire grant in the past 6 months, received a grant of options for 18,000 shares, vesting 25% annually over a period of four years. Due to concerns about executive retention, each executive officer was also awarded a “retention” grant of options for 18,000 shares, vesting 50% annually over two years. The decision to award the same size grant to each executive was made because of the numerous changes that occurred early in the year, including the changes in Committee membership and new Chief Executive Officer.

In view of the current stock price and market conditions, the Committee has opted to suspend regular annual equity grants. The Company will consider equity awards for new hires, promotions and retention purposes, on a case by case basis. The annual grant program may be resumed in the future.

A grant of options for 200,000 shares of Company common stock was provided to Mr. Goulet upon commencement of his employment with the Company. The grant vests on the anniversary date of Mr. Goulet’s employment, over three years, at a rate of 25%, 25% and 50%, respectively. The award was intended to provide a competitive long-term grant, without recurring annual grants.

A grant of options for 75,000 shares was provided to Mr. Fish upon his promotion to Chief Financial Officer in November 2008. The grant vests at a rate of 25% at the end of each of the second and third years after the grant date, and 50% at the end of the fourth year after the grant date.

Mr. Goulet’s and Mr. Fish’s grants were recommended to the Committee by Mr. Bramson. The Committee considered input from an independent compensation consultant prior to approving the stock option grants.

New Process for Executive Compensation Review, Analysis and Approval

In October 2008, the Committee engaged Compensia to serve as its independent compensation consultant. Compensia will assist the Committee in reviewing the Company’s compensation practices and will provide advice to the Committee regarding compensation of the Company’s executive officers.

Compensia reports directly to the Committee and will support the Committee by:

•	Providing information on executive compensation best practices and current trends;

•	Reviewing compensation guiding principles and recommending assessment methodologies;

•	Conducting detailed executive compensation assessments and providing preliminary recommendations for executive compensation adjustments; and,

•	Providing conceptual guidance and design advice on short-term and long-term incentive programs.

As a first step, the Committee asked Compensia to assess the competitiveness of the Company’s executive compensation relative to an appropriate peer group.

A consumer products industry peer group was established, with the Company trending toward middle of the range, based on total annual revenues. Secondarily, the Committee also considered equity market capitalization. In the Committee’s judgment total annual revenues and product/market similarity were deemed most important. Based upon the selection criteria, the following companies were chosen for the peer group:

Audiovox Corporation (VOXX)	Movado Group, Inc (MOV)
Flexsteel Industries, Inc. (FLXS)	National Presto Industries Inc. (NPK)
Golfsmith International Holdings, Inc. (GOLF)	Plantronics, Inc. (PLT)
Johnson Outdoors Inc. (JOUT)	Salton, Inc. (SFPI)
Leapfrog Enterprises, Inc. (LF)	Select Comfort Corp.(SCSS)
Libbey Inc. (LBY)	Steinway Musical Instruments, Inc. (LVB)
Lifetime Brands, Inc. (LCUT)

Peer group data will be used to compare the Company’s compensation program for top executives with that of executives in comparable roles at peer group companies. The compensation comparison will include base salaries, and short-term and long-term incentive targets. Peer group data will be supplemented by data from published compensation surveys, providing additional market-based analytical data for corporate executive pay at companies similar in industry and annual revenues.

Compensia’s initial analysis and recommendations were presented to the Committee in February 2009, including an overview of current trends and best practices, a summary executive compensation assessment and a pay-for-performance analysis. The Committee discussed and established a desired competitive position for target total cash compensation levels in the 50th to 75th percentile range of the peer group. Placement of individuals within this range would also be reflective of experience, performance and potential.

The analysis summarized the current position of executive officers, noting base salaries generally below the market 50th percentile, target total cash compensation averaging near the market 65th percentile, and equity granted in 2008 between the market 25th and 50th percentiles. Given current business and market conditions, the decision was made not to make any changes to current cash compensation levels at this time. The Chief Executive Officer and the Committee, working with its independent consultant, will continue to evaluate all elements of executive compensation on a periodic basis.

Perquisites and Other Benefits

Executive officers are eligible to participate in the Company’s medical, dental, vision, flexible spending, life, disability, and 401(k) programs on substantially the same terms as eligible non-executive employees, subject to legal limits on the amounts that may be contributed or paid to executive officers under these plans.

In 2008, the Company discontinued reimbursement of income tax return preparation services to executives.

The Company generally does not provide tax gross ups to executive officers. However, in connection with Mr. Goulet’s employment, the Compensation Committee approved a partial tax gross up, resulting in $6,859 of additional compensation, related to certain travel expenses incurred by Mr. Goulet during 2008.

Post-Employment Obligations

The Company believes that modest post-employment benefits are an important factor in maintaining stability of the executive management team, especially at a time when there is significant uncertainty about market conditions for the Company’s products and the economy in general.

The Company has a separate severance arrangement with each executive officer under their respective employment agreements. These agreements outline the terms and conditions of the post employment benefits. The agreements generally provide that the Company will pay severance, ranging from six months to twelve months of the employee’s base salary, in the event of an involuntary termination of employment for reasons other than cause. In general, the definition of “cause” includes: indictment or conviction of the employee for a crime that, in the Company’s judgment, makes the employee unfit or unable to perform his or her duties, or adversely affects the Company’s reputation; employee dishonesty related to his or her employment; violation of key Company policies; insubordination; serious conflicts of interest or self-dealing; intentional or grossly negligent conduct by the employee that is significantly injurious to the Company; certain serious performance failures by the employee; and, death or disability of the employee.

Severance payments are made in accordance with the Company’s normal payroll cycle over the severance period. The agreements also generally provide for continuation, during the severance period, of health benefits under COBRA for the employee and covered dependents, at active employee premium rates. Refer to the table entitled Other Potential Post-Employment Payments and related notes, elsewhere herein, for information regarding severance and post-employment benefits that may be payable to our named executive officers upon their termination.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code limits to $1 million the amount the Company can deduct for compensation paid to its Chief Executive Officer and three other most highly compensated executive officers (excluding the Chief Financial Officer) in any year. The limit on deductibility does not apply to performance-based compensation meeting certain requirements.

Our general philosophy is to structure executive compensation to maximize deductibility under Section 162(m). In 2008, 100% of our executive compensation was deductible by the Company. Stock option awards granted to named executive officers under our 2005 Long-Term Incentive Plan meet the performance-based compensation exception of Section 162(m). Base salary is not performance-based under Section 162(m), and our short-term incentive awards do not meet the performance-based compensation requirements of Section 162(m) because these awards are not granted under a shareholder-approved plan. However, we were able to deduct all of this compensation because no named executive officer exceeded the $1 million limit. Should executive officer compensation approach $1 million in the future, our Compensation Committee will consider deductibility of compensation under Section 162(m) as one (but not the sole) factor in setting executive compensation.

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by each of our named executive officers for the years ended December 31, 2008, 2007 and 2006.

Name and Principal Position	Year	Salary	Bonus(9)		Stock Awards(10)	Option Awards(10,11)	All Other Compensation(12)	Total
Edward J. Bramson(1)	2008	$—	$—		$—	$—	$—	$—
Chairman and Chief Executive Officer

Kenneth L. Fish(2)	2008	$221,769	$8,966		$27,266	$67,845	$8,362	$334,208
Chief Financial Officer	2007	$194,923	$—		$10,430	$44,654	$6,659	$256,666
	2006	$180,308	$27,046		$—	$35,028	$2,760	$245,142

Wayne M. Bolio	2008	$233,688	$29,651		$42,978	$115,949	$8,050	$430,316
Senior Vice President Law and General Counsel	2007	$232,997	$—		$16,440	$97,072	$6,750	$353,259
	2006	$224,700	$33,316		$—	$83,973	$6,600	$348,589

Sebastien R. Goulet(3)	2008	$201,808	$41,182		$—	$90,069	$26,966	$360,025
Senior Vice President, Operations

Timothy J. Joyce(4)	2008	$285,000	$12,858		$—	$45,324	$8,875	$352,057
Senior Vice President, General Manager Nautilus	2007	$71,250	$100,000	(9)	$—	$9,099	$—	$180,349

Robert S. Falcone(5)	2008	$161,442	$—		$—	$1,047,148	$1,170,510	$2,379,100
Former Chief Executive Officer & President	2007	$186,058	$—		$75,240	$43,554	$2,300	$307,152

William D. Meadowcroft(6)	2008	$286,000	$—		$106,711	$185,922	$303,830	$882,463
Former Chief Financial Officer	2007	$285,154	$—		$25,278	$69,413	$5,700	$385,545
	2006	$282,846	$53,000		$—	$116,544	$6,052	$458,442

Stephen L. Eichen(7)	2008	$88,152	$—		$42,054	$79,823	$122,037	$332,066
Former Chief Information Officer	2007	$228,848	$—		$16,086	$61,424	$7,650	$314,008
	2006	$224,700	$33,705		$—	$96,768	$6,787	$361,960

Darryl K. Thomas(8)	2008	$86,183	$—		$43,440	$81,161	$367,839	$578,623
Former President, International Equipment Business	2007	$235,341	$—		$16,617	$42,293	$316,202	$610,453
	2006	$245,616	$34,500		$—	$69,765	$112,230	$462,111

(1)	Mr. Bramson became the Company’s Chief Executive Officer on March 26, 2008 and has elected not to take any compensation directly from the Company.
(2)	Mr. Fish was appointed Chief Financial Officer on November 11, 2008. In connection with his appointment, Mr. Fish’s annual salary was increased to $245,000, and he received a stock option, issued under the 2005 Long-Term Incentive Plan, exercisable for up to 75,000 shares of the Company’s common stock.
(3)	Mr. Goulet became the Company’s Senior Vice President, Operations on May 6, 2008. Pursuant to his employment contract, Mr. Goulet’s annual salary is $330,000. Upon commencement of his employment, Mr. Goulet received a cash bonus in the amount of $16,500 and a stock option, issued under the 2005 Long- Term Incentive Plan, exercisable for up to 200,000 shares of the Company’s common stock.
(4)	Mr. Joyce joined the Company as Senior Vice President, General Manager Nautilus on September 17, 2007.
(5)	Mr. Falcone’s employment as the Company’s Chief Executive Officer ceased on March 26, 2008.
(6)	Mr. Meadowcroft relinquished his position as the Company’s Chief Financial Officer on November 11, 2008 and left the Company on December 31, 2008.
(7)	Mr. Eichen’s employment as the Company’s Chief Information Officer ceased on May 2, 2008.
(8)	Mr. Thomas’s employment as the Company’s President, International Equipment Business ceased on April 18, 2008.

(9)	For Messrs. Fish, Bolio, Goulet and Joyce, bonuses for 2008 include amounts earned under the Company’s Short-Term Incentive Program of $8,966, $4,651, 24,682 and $12,858, respectively. In May 2008, Mr. Bolio also received a $25,000 discretionary bonus in connection with his work on the sale of the Company’s apparel business. For 2007, Mr. Joyce received a cash bonus in the amount of $100,000 pursuant to the terms of his employment agreement.
(10)	The amounts reported in these columns reflect the expense recognized by the Company in connection with restricted stock or stock options, as applicable, granted under the Company’s 2005 Long-Term Incentive Plan or preceding plans. The amounts do not include compensation expense for outstanding performance stock units as management concluded it is unlikely the performance targets that trigger vesting will be met. Compensation expense is determined in accordance with Financial Accounting Standards Board Statement No. 123R, Share-based Payments (as amended), (“FAS 123R”), which requires the Company to estimate the grant-date fair value of its stock-based awards and recognize the corresponding expense over the applicable vesting period. The amount of compensation realized, if any, by our named executive officers may differ from the amounts presented in the table and the grant-date fair value estimates. See Notes 1 and 11 to the Consolidated Financial Statements, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for further information regarding the Company’s stock-based awards.
(11)	For Messrs. Falcone and Meadowcroft, amounts include the impact of the accelerated vesting of certain stock options pursuant to the terms of their employment or separation agreements, as applicable. For further information about awards made in 2008, see the Grants of Plan-Based Awards table beginning on page 22 of this Proxy Statement.
(12)	The table below sets forth the components of All Other Compensation for 2008.

Name	Severance		Severance Benefits(a)	401(k) Company match	Other		All Other Compensation
Edward J. Bramson	$—		$—	$—	$—		$—
Kenneth L. Fish	$—		$—	$7,762	$600		$8,362
Wayne M. Bolio	$—		$—	$8,050	$—		$8,050
Sebastien R. Goulet	$—		$—	$2,424	$24,542	(b)	$26,966
Timothy J. Joyce	$—		$—	$8,050	$825		$8,875
Robert S. Falcone	$1,150,000	(c)	$12,356	$3,154	$5,000		$1,170,510
William D. Meadowcroft	$286,000	(c)	$9,780	$8,050	$—		$303,830
Stephen L. Eichen	$114,597	(c)	$4,355	$3,085	$—		$122,037
Darryl K. Thomas	$235,870	(c)	$5,945	$3,090	$122,934	(d)	$367,839

(a)	Reflects continued health benefits for the former employee and his covered dependents in accordance with terms of the individual’s employment agreement.
(b)	Reflects $17,683 in travel expenses paid by the Company in accordance with the terms of Mr. Goulet’s employment agreement and $6,859 in related tax reimbursements approved by the Compensation Committee.
(c)	Continued salary obligations payable (accrued) as a result of the employee’s termination of employment in 2008. During 2008, the Company made payments pursuant to these obligations of $413,558 to Mr. Falcone, $114,597 to Mr. Eichen and $149,687 to Mr. Thomas. Mr. Meadowcroft’s severance payments begin in 2009.
(d)	Reflects payments made to Mr. Thomas of $61,819 for corporate housing, $46,426 for expatriat tax equalization and $14,689 for quarterly currency exchange rate changes.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Unit Awards: Number of Securities Underlying Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)(6)		Exercise or Base Price of Option Awards ($/Sh)(13)	Grant Date Fair Value of Stock and Option Awards ($)(14)
		Threshold ($)(3)	Target ($)(4)	Maximum ($)(5)
Edward J. Bramson	—	—	—	—	—	—		—	—

Kenneth L. Fish	02/25/08	18,174	141,201	224,402	—	18,000	(7)	4.15	32,087
	11/24/08	—	—	—		75,000	(8)	2.37	100,395

Wayne M. Bolio	02/25/08	19,493	105,160	171,761	—	18,000	(7)	4.15	32,087
	02/25/08	—	—	—		18,000		4.15	34,924

Sebastien R. Goulet	05/06/08	2,805	201,807	302,711	—	200,000	(9)	4.57	412,660

Timothy J. Joyce	02/25/08	30,446	213,750	342,000	—	18,000	(7)	4.15	32,087

Robert S. Falcone	—	230,000	575,000	1,035,000	—	—		—	—

William D. Meadowcroft	02/25/08	29,576	143,000	235,950	—	18,000	(10)	4.15	32,087
	02/25/08	—	—	—		18,000	(11)	4.15	34,924

Stephen L. Eichen	02/25/08	36,671	91,678	165,020	—	18,000	(11)(12)	4.15	32,087
	02/25/08	—	—	—		18,000	(12)	4.15	34,924

Darryl K. Thomas	02/25/08	47,174	117,935	212,283	—	18,000	(12)	4.15	32,087
	02/25/08	—	—	—		18,000	(12)	4.15	34,924

(1)	Awards are generally effective on the date of approval. Refer to our Compensation Discussion and Analysis, located elsewhere herein, for further information regarding equity compensation granted to executive officers.
(2)	Amounts reflect potential payments to the named executive officers under the Company’s short-term incentive program. With the exception of Mr. Joyce, participation in the program is limited to those executives who are employed by the Company at the time the incentive payments are made. Based on the terms of his employment agreement, Mr. Joyce may be eligible for a pro-rata bonus payment if his employment is terminated without cause. Refer to our Compensation Discussion and Analysis for further information regarding our short-term incentive program.
(3)	The amounts in this column represent the potential award for each named executive officer under the Company’s short-term incentive program at the threshold level. The threshold payout is calculated assuming Company performance at the minimum target level and the employee achieving one objective with a minimum 5% weight of target level payout. The actual minimum percentage weighting can change by quarter for each employee and generally ranges from a low of 5% to a high of 50% for any individual objective.
(4)	The amounts in this column represent the potential award for each named executive officer under the Company’s short-term incentive program at the target level. The target payout is calculated assuming Company performance at the 100% level and the employee obtaining 100% payout for individual contribution.
(5)	The amounts in this column represent the potential award for each named executive officer under the Company’s short-term incentive program at the maximum level. The maximum payout is calculated assuming Company performance at the 150% level and the employee obtaining 100% payout for individual contribution.
(6)	The amounts reported in this column reflect the number of options to purchase shares that were awarded to the named executive officers in 2008 pursuant to the 2005 Long-Term Incentive Plan. Unless noted otherwise below, each of these awards is subject to a four year vesting schedule, during which 25% of the award vests on each anniversary of the grant date except as noted.

(7)	Each of these awards is subject to a two year vesting schedule, during which 50% of the award vests on each anniversary date.
(8)	This award was granted upon Mr. Fish’s appointment as Chief Financial Officer. This award vests at a rate of 25% of the total shares on each of the second and third anniversaries of the date of grant, and 50% of the total shares on the fourth anniversary of the date of grant.
(9)	This award was granted upon Mr. Goulet’s joining the Company. This award vests at a rate of 25% of the total shares on each of the first and second anniversaries of the date of grant, and 50% of the total shares on the third anniversary of the date of grant.
(10)	These awards were originally subject to a two year vesting schedule. Pursuant to Mr. Meadowcroft’s separation agreement, the rights to purchase 9,000 of the 18,000 shares of the Company’s common stock are expected to vest through December 31, 2009. Mr. Meadowcroft may exercise any vested stock options through March 31, 2010.
(11)	These awards were originally subject to a four year vesting schedule. Pursuant to Mr. Meadowcroft’s separation agreement, the rights to purchase 4,500 of the 18,000 shares of the Company’s common stock are expected to vest through December 31, 2009. Mr. Meadowcroft may exercise any vested stock options through March 31, 2010.
(12)	Each of these awards was cancelled following the employee’s termination.
(13)	The exercise price was determined based on the NYSE closing price of Nautilus, Inc. common stock on the last business day preceding the date of grant.
(14)	Reflects the aggregate grant date fair value of the applicable stock option grant, calculated in accordance with FAS 123R.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth certain information regarding outstanding equity awards held by our named executive officers at December 31, 2008.

	Option Awards						Restricted Stock Awards
Name	Option Grant Date		Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)
			Exercisable	Unexercisable
Edward J. Bramson	—		—	—	—	—	—	—	—	—
Kenneth L. Fish	06/20/05	(4)	7,500	2,500	27.72	06/20/12	5,900	13,039	1,200	2,652
	01/29/06	(4)	3,250	3,250	15.15	01/29/13	—	—	—	—
	01/28/07	(4)	1,625	4,875	16.10	01/28/14	—	—	—	—
	12/03/07	(4)	2,500	7,500	5.75	12/03/14	—	—	—	—
	02/25/08	(6)	—	18,000	4.15	02/25/15	—	—	—	—
	11/24/08	(7)	—	75,000	2.37	11/24/15	—	—	—	—

Wayne M. Bolio	07/15/03	(4)	1,500	—	10.39	07/15/13	9,300	20,553	2,100	4,641
	02/04/04	(5)	22,000	6,000	14.25	02/04/14	—	—	—	—
	06/07/04	(5)	20,000	5,000	15.66	06/07/14	—	—	—	—
	01/29/06	(4)	5,250	5,250	15.15	01/29/13	—	—	—	—
	01/28/07	(4)	3,000	9,000	16.10	01/28/14	—	—	—	—
	02/25/08	(4)	—	18,000	4.15	02/25/15	—	—	—	—
	02/25/08	(6)	—	18,000	4.15	02/25/15	—	—	—	—

Sebastien R. Goulet	05/06/08	(8)	—	200,000	4.57	05/06/15	—	—	—	—

Timothy J. Joyce	09/17/07	(4)	12,500	37,500	8.28	09/17/14	—	—	—	—
	02/25/08	(6)	—	18,000	4.15	02/25/15	—	—

Robert S. Falcone	—		—	—	—	—	—	—	—	—

William D. Meadowcroft(9)	07/15/03		20,000	—	10.39	03/31/10	14,300	31,603	4,200	9,282
	10/25/04		12,000	3,000	23.15	03/31/10	—	—	—	—
	02/23/05		18,000	12,000	21.68	03/31/10	—	—	—	—
	01/29/06		7,500	7,500	15.15	03/31/10	—	—	—	—
	01/28/07		4,500	13,500	16.10	03/31/10	—	—	—	—
	02/25/08		—	18,000	4.15	03/31/10	—	—	—	—
	02/25/08		—	18,000	4.15	03/31/10	—	—	—	—

Stephen L. Eichen	—		—	—	—	—	—	—	—	—

Darryl K. Thomas	—		—	—	—	—	—	—	—	—

(1)	Options granted under the Company’s 2005 Long-Term Incentive Plan, adopted on June 6, 2005, generally expire seven years from the date of grant. Outstanding options granted to the named executive officers under previous plans (granted prior to June 6, 2005) generally expire ten years from the date of grant.
(2)	Amounts reflect restricted stock awards granted on August 13, 2007. The awards fully vest twenty-four months from the date of grant. The market value presented above reflects the number of shares granted multiplied times the NYSE closing price of Nautilus, Inc.’s common stock on December 31, 2008 ($2.21 per share).
(3)

Amounts pertain to performance stock units granted in 2005. Pursuant to the terms of the awards, Nautilus, Inc. common stock will be granted to the individual upon the Company’s achievement of annual earnings-per-share (EPS) targets equal to $1.00, $1.25, and $1.55 in 2007, 2008 and 2009, respectively.

Each individual may receive one third of the targeted shares per year as long as they are employed by the Company on the last day of such fiscal year and the EPS target is met. If the award is not achieved in 2007 or 2008, but the 2009 target is achieved, the individual shall be granted the awards for the previous years. The market value presented above is equal to the number of shares granted multiplied times the NYSE closing price of Nautilus’s, Inc.’s common stock on December 31, 2008 ($2.21 per share).

(4)	Stock option awards vest in four equal annual installments, beginning the first anniversary of the grant date.
(5)	Stock option awards vest in five equal annual installments, beginning the first anniversary of the grant date.
(6)	Stock option awards vest in two equal annual installments, beginning the first anniversary of the grant date.
(7)	The grant vests as to 25% of the total shares on each of the second and third anniversaries of the date of grant, and as to the remaining 50% of the total shares on the fourth anniversary of the date of grant.
(8)	The grant vests as to 25% of the total shares on each of the first and second anniversaries of the date of grant, and as to the remaining 50% of the total shares on the third anniversary of the date of grant.
(9)	Pursuant to the terms of his separation agreement, Mr. Meadowcroft’s stock options continue to vest through December 31, 2009. Mr. Meadowcroft may exercise any vested stock options through March 31, 2010.

OPTION EXERCISES AND STOCK VESTED

The following table provides information regarding our named executive officer’s stock option exercises during 2008 and the number of shares acquired, if any, upon the vesting of restricted stock during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Edward J. Bramson	—	—	—	—
Kenneth L. Fish	—	—	—	—
Wayne M. Bolio	—	—	—	—
Sebastien R. Goulet	—	—	—	—
Timothy J. Joyce	—	—	—	—
Robert S. Falcone	90,000	$33,750	—	—
William D. Meadowcroft	—	—	—	—
Stephen L. Eichen	—	—	—	—
Darryl K. Thomas	—	—	—	—

(1)	The value realized upon the exercise of stock options reflects the difference between the exercise price and the closing market price of our common stock on the date of the exercise. The value realized was determined without considering any taxes and commissions that were owed upon exercise.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The following table sets forth certain information regarding amounts potentially payable to our current named executive officers, and being paid to certain former executive officers, pursuant to the termination provisions of their employment or separation agreements, as applicable.

Name	Salary Continuation or Severance(1)		Pro-rated Bonus		Benefits or Perquisites(2)	Value of Stock
Edward J. Bramson	$—		$—		$—	$—
Kenneth L. Fish	$122,500	(3)	$—		$4,890	$—
Wayne M. Bolio	$116,844	(3)	$—		$4,890	$—
Sebastien R. Goulet	$247,500	(3)	$—		$7,335	$—
Timothy J. Joyce	$285,000	(3)	$142,500	(5)	$9,780	$47,651	(6)
Robert S. Falcone	$1,150,000	(4)	$—		$12,356	$982,163	(7)
William D. Meadowcroft	$286,000	(4)	$—		$9,780	$74,454	(7)
Stephen L. Eichen	$114,597	(4)	$—		$4,355	$—
Darryl K. Thomas	$235,870	(4)	$—		$5,945	$—

(1)	Each of our named executive officers is employed “at-will,” meaning employment may be terminated by either party with or without cause. Except for Mr. Bramson (who is not a party to an employment agreement with the Company), upon termination of employment by the Company without “cause” or, with respect to Mr. Fish and Mr. Bolio, for “good reason,” (in each instance, as such terms are defined in the named executive officer’s employment agreement), the Company may be obligated to pay separation benefits to the named executive officers as indicated above. Separation benefits for the named executive officers include continued payments of the individual’s base salary, paid biweekly according to the Company’s normal payroll schedule, as follows: twelve months for Mr. Joyce, nine months for Mr. Goulet and six months for Mr. Bolio and Mr. Fish. With respect to Mr. Goulet and Mr. Joyce, the severance payments may cease or be reduced in the event the executive obtains subsequent employment, within the salary continuation period, at a salary equal to or greater than their initial salaries with the Company. Distributions are subject to certain restrictions imposed by Internal Revenue Code Section 409A.
(2)	Each of the named executive officers, other than Mr. Bramson, are entitled to continued health benefits for their self and their covered dependents, at active-employee premium rates, during the period in which they are entitled to severance payments.
(3)	Figures reflect estimated amounts that may be paid under each executive’s employment agreement assuming termination occurred on December 31, 2008.
(4)	Figures reflect actual amounts paid or to be paid in conjunction with the termination of the executive’s employment with the Company in 2008.
(5)	According to the terms of his employment contract, Mr. Joyce is eligible to receive an annual bonus targeted at 50% of his base salary. Upon termination without cause, the Company would be obligated to pay Mr. Joyce an amount equal to the pro-rata target bonus which could have been earned for the year in which termination occurs.
(6)	Pursuant to his employment agreement, should Mr. Joyce be terminated without cause, any outstanding options and awards that would have vested in the year in which termination occurs or the subsequent year shall immediately vest and shall become exercisable within one year of the date of termination. The amounts reflected in the table represent the additional expense that would have been recognized by the Company, in accordance with FAS 123R, assuming termination occurred on December 31, 2008.
(7)	The amounts reflect the actual expense recognized by the Company, in accordance with FAS 123R, as a result of the accelerated or continued vesting of certain stock options and stock awards in accordance with the termination provisions of the executive’s employment or separation agreement.

DIRECTOR COMPENSATION

Nautilus has established a Director Compensation Program which provides for the payment of annual retainers and meeting fees, and the award of initial and annual equity grants, to non-employee members of the Company’s Board of Directors.

Annual Retainer Under the Director Compensation Program, as approved by the Board on June 3, 2008, each non-employee director receives an annual retainer of $35,000 and a fee of $1,500 for attendance at each Board meeting. Each director serving on a Committee of the Board of Directors receives an additional meeting fee of $1,500. The Chair of the Audit Committee and the Lead Independent Director each receive an additional annual retainer of $10,000, while the Chairs of the Compensation Committee and the Nominating & Corporate Governance Committee each receive an additional annual retainer of $5,000.

Initial Equity Grant The Director Compensation Program provides that, upon initial election to the Board, each non-employee director will be granted an option to purchase 10,000 shares of our common stock.

Annual Equity Grant The Director Compensation Program also provides that, upon reelection to the Board, each non-employee director receives a stock option to purchase an additional 10,000 shares of our common stock.

Stock options granted under the Director Compensation Program have an exercise price equal to the NYSE market closing price of our common stock on the last business day preceding the date of the award. Such stock options vest ratably over four years.

On June 3, 2008, our Board of Directors granted to each non-employee director a stock option representing the rights to purchase 10,000 shares of our common stock at an exercise price of $6.61 per share. Messrs. Bramson and Eastman declined to participate in the award as they have elected to forego director compensation. Directors who are Company employees receive no additional or special remuneration for serving as directors.

2008 Directors Compensation Table

Name	Fees Earned or Paid in Cash	Option Awards ($)(1,4)	Total ($)
Edward J. Bramson	—	—	**
Gerard L. Eastman	—	—	**
Ronald P. Badie(2)	$81,000	$32,525	$113,525
Richard A. Horn(3)	$86,500	$10,381	$96,881
Marvin G. Siegert(2)	$75,000	$32,525	$107,525
Michael A. Stein(3)	$88,000	$10,381	$98,381

**	Mr. Bramson and Mr. Eastman have declined to receive director compensation.
(1)	The amounts reflect the compensation expense recognized by the Company, during 2008, in accordance with FAS 123R.
(2)	As of December 31, 2008, Messrs. Badie and Siegert each held outstanding stock option awards representing the right to purchase 35,000 shares of the Company’s common stock.
(3)	As of December 31, 2008, Messrs. Horn and Stein each held outstanding stock option awards representing the right to purchase 20,000 shares of the Company’s common stock.
(4)	The aggregate grant-date fair value of stock options granted to each director during 2008, as determined in accordance with FAS 123R, was $30,601. Except for Mr. Eastman, each of our current non-employee directors were granted stock options during 2008.

STOCK PERFORMANCE GRAPH

The graph below compares the cumulative total shareholder return of our common stock with the cumulative total return of the NYSE Composite Index, the S&P SmallCap 600 Index, and the NASDAQ, for the period commencing December 31, 2003 and ending on December 31, 2008. The S&P SmallCap 600 Index was chosen because we do not believe we can reasonably identify an industry index or specific peer issuer that would offer a meaningful comparison. The S&P SmallCap 600 Index represents a broad-based index of companies with similar market capitalization. Our common stock was added to the S&P SmallCap 600 Index on March 19, 2003.

The graph assumes $100 was invested, on December 31, 2003, in our common stock and each index presented. The comparisons in the table below are not intended to forecast or be indicative of future performance of our common stock.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS *

Each current member of the Audit Committee meets the independence, financial literacy and experience requirements contained in the corporate governance listing standards of the New York Stock Exchange (NYSE) relating to audit committees. The Board of Directors has determined that all Audit Committee members qualify as “audit committee financial experts” under the regulations of the SEC. Although all members of our Audit Committee meet the current NYSE regulatory requirements for accounting or related financial management expertise, and the Board of Directors has determined that each of them qualifies as an “audit committee financial expert,” members of our Audit Committee are not professionally engaged in the practice of auditing or accounting and are not technical experts in auditing or accounting.

The Audit Committee oversees Nautilus, Inc.’s financial reporting process on behalf of the Board and operates under a written charter, approved by the Audit Committee and ratified by the Board. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

Management has the primary responsibility for the preparation, presentation and integrity of the Company’s financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures. Management is responsible for maintaining and evaluating appropriate accounting and financial reporting principles and internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations.

The Audit Committee reviewed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Nautilus, Inc.’s audited financial statements with accounting principles generally accepted in the United States, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles. The Audit Committee also has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, Communication with Audit Committees. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1, as adopted by the Public Company Accounting Oversight Board in Rule 3600T, has discussed with the independent registered public accounting firm their independence from the Company and its management, and has considered whether the independent registered public accounting firm’s provision of non-audit services to the Company is compatible with maintaining such firm’s independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. In addition, the Audit Committee met with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting for the year ended December 31, 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management’s report on internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the SEC. The Audit Committee has determined that provision by Deloitte & Touche LLP of other non-audit services is compatible with maintaining Deloitte & Touche LLP’s independence. The Audit Committee and the Board have also recommended, subject to stockholder ratification, the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009.

Respectfully Submitted,

Marvin G. Siegert, Chairman

Richard A. Horn

Michael A. Stein

* The information contained in the Report of the Audit Committee shall not be deemed “soliciting material” or be incorporated by reference by any general statement incorporating this Proxy Statement into any filings under either the Securities Act of 1933, as amended, or the Exchange Act of 1934 (together the “Acts”), except to the extent the Company specifically incorporates such report by reference, and further, such Report shall not otherwise be deemed filed under the Acts.

PROPOSAL NO. 2:

RATIFICATION OF APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC

ACCOUNTING FIRM FOR 2009

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte & Touche”) as our registered independent public accounting firm to audit our consolidated financial statements for the year ended December 31, 2009. Although we are not required to seek stockholder approval of this appointment, the Board has determined it to be sound corporate governance to do so. If the appointment is not ratified by stockholders, the Audit Committee will investigate the possible bases for the negative vote and will reconsider the appointment in light of the results of its investigation.

We employed Deloitte & Touche as our registered independent public accounting firm during 2008. There have been no disagreements with Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Deloitte & Touche, would have caused Deloitte & Touche to make reference to the matter in their report. A representative of Deloitte & Touche is expected to be present at the annual meeting. The representative will be given the opportunity to make a statement on behalf of Deloitte & Touche if the representative so desires, and the representative will be available to respond to appropriate stockholder questions.

We understand the need for Deloitte & Touche to maintain objectivity and independence in its audit of our financial statements. To minimize relationships that could appear to impair the objectivity of Deloitte & Touche, our Audit Committee has restricted the non-audit services that Deloitte & Touche may provide. These determinations are among the key practices adopted by the Audit Committee in its “Policies and Procedures for the Approval of Audit and Non-audit Services Provided by the Independent Auditor,” effective April 2003.

Under these policies, with Audit Committee pre-approval, the Company may use Deloitte & Touche for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; employee benefit plan audits; and reviews and procedures that the Company requests Deloitte & Touche to undertake to provide assurances on matters not required by laws or regulations.

The aggregate fees and expenses billed for professional services rendered by Deloitte & Touche for the years ended December 31, 2008 and 2007 were as follows:

Type of Fees	2008	2007
Audit Fees	$1,551,000	$1,469,000
Audit-Related Fees	—	170,000
Tax Fees	126,000	198,000
All Other Fees	28,000	63,000

Total	$1,705,000	$1,900,000

“Audit fees” are fees we paid Deloitte & Touche for professional services for the audit of our consolidated financial statements included in our Form 10-K and review of financial statements included in our Form 10-Qs, or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, including the audit required by Section 404 of the Sarbanes-Oxley Act of 2002.

“Audit-related fees” are fees billed by Deloitte & Touche for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

“Tax fees” are fees for tax compliance, tax advice and tax planning.

“All other fees” are fees billed by Deloitte & Touche to us for any services not included in the first three categories.

None of the services disclosed above under “Audit Related Fees,” “Tax Fees,” or “All Other Fees” were approved by the Audit Committee pursuant to the waiver of pre-approval provisions set forth in applicable rules of the SEC.

The Audit Committee believes that the foregoing expenditures are compatible with maintaining the independence of the Company’s registered independent public accounting firm.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors is not aware of any other matters that may come before the annual meeting. The persons named in the enclosed proxy card intend to vote the proxy in accordance with their best judgment if any other matters properly come before the annual meeting.

We will provide, without charge, on the written request of any beneficial owner of shares of our common stock entitled to vote at the Annual Meeting of Stockholders, a copy of our Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission for our fiscal year ended December 31, 2008. Written requests should be mailed to the Secretary, Nautilus, Inc., 16400 SE Nautilus Drive, Vancouver, Washington 98683.

Please return the enclosed proxy card as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the annual meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy card exactly as your name appears on your stock certificate and return it in the enclosed postage prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

By Order of the Board of Directors

Wayne M. Bolio

Senior Vice President Law, General Counsel and Secretary

Vancouver, Washington

April 29, 2009

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Electronic Voting Instructions

You can vote by Internet telephone!

Available 24 hours a day, or 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet telephone must be received by 1:00 a.m., Central Time, on June 9, or 2009.

Vote by Internet

• Log on to the Internet and go to www.envisionreports.com/NLS

• Follow the steps outlined on the secured website.

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

123456

C0123456789

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IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors unanimously recommends a vote FOR all the nominees listed and FOR Proposal 2.

1. Election of Directors:

01—Edward J. Bramson

04—Richard A. Horn

For Withhold

02—Ronald P. Badie

05—Marvin G. Siegert

For Withhold

03—Gerard L. Eastman

06—Michael A. Stein

For Withhold

2. Ratification of selection of Deloitte & Touche LLP as Registered Independent Public Accounting Firm.

For Against Abstain

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of meeting and proxy statement are available at http://nautilus.com/proxy.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance

Mark box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Nautilus, Inc.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 9, 2009

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated April 30, 2009, and names, constitutes and appoints Edward J. Bramson and Wayne M. Bolio, or either of them acting in absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me and in my place and stead to attend the Annual Meeting of the Shareholders of Nautilus, Inc., to be held at 11:00 a.m. PDT on June 9, 2009, and at any adjournment thereof, and to vote all the shares of common stock held of record in the name of the undersigned on April 27, 2009, with all the powers that the undersigned would possess if personally present.

Our Board of Directors is soliciting this proxy. If no specific direction is given as to the items stated on the reverse side, this proxy will be voted FOR the nominees named in Proposal 1 and FOR Proposal 2.

The shareholder signed on the reverse side reserves the right to revoke this proxy at any time prior to its exercise by written notice delivered to our Secretary at our corporate offices at 16400 SE Nautilus Drive, Vancouver, Washington 98683, prior to the annual meeting. The power of the proxy holders shall also be suspended if the shareholder signed above appears at the annual meeting and elects in writing to vote in person.

(Items to be voted appear on reverse side.)